EXHIBIT 10.14


                        EMPIRE FINANCIAL HOLDING COMPANY
                            1385 WEST STATE ROAD 434
                             LONGWOOD, FLORIDA 32750



March 28, 2003

Mr. Richard L. Goble                    Mr. Kevin M. Gagne
282 Snowfields Run                      1911 Lake Markham Preserve Trail
Lake Mary, Florida 32746                Sanford, Florida 32771


Dear Messrs. Goble and Gagne:

         This Letter of Intent will confirm the interest of Empire Financial Holding Company (the "Company") in distributing (the "Distribution") to all holders of common stock, par value $.01 per share ("Company Common Stock"), of the Company, all shares of common stock, par value $.01 per share ("Advantage Trading Common Stock"), of Advantage Trading Group, Inc., a wholly-owned subsidiary of the Company ("Advantage Trading"), owned by the Company. This Letter of Intent will also confirm the interest of Richard L. Goble and Kevin M. Gagne, each an owner of approximately 40% of the issued and outstanding shares of Company Common Stock (Mr. Goble and Mr. Gagne are herby referred to as the "Principal Shareholders"), in Advantage Trading Common Stock in the Distribution and their intention to take all actions reasonably necessary or desirable to consummate the Distribution and the other actions described in this Letter of Intent, including without limitation, voting each of their shares of Company Common Stock in favor of the Distribution, if such vote should become necessary or desirable.

         We have agreed to the following terms and conditions:

1. The terms and conditions of the Distribution will be subject to the negotiation and execution of a definitive agreement (the "Definitive Agreement") by and among the Company and the Principal Shareholders. The Definitive Agreement will provide, among other matters (a) that the Company and the Shareholders shall take all reasonable or necessary measures to effectuate the Distribution and the other transactions contemplated by the Definitive Agreement, (b) that each of the Principal Shareholders will vote in favor of the Distribution, if the Securities and Exchange Commission (the "SEC"), the American Stock Exchange or the State of Florida requires approval of the Distribution by the shareholders of the Company, (c) for the receipt of a ruling form the Internal Revenue Service stating the Distribution and Share Exchange (as hereinafter defined) will be tax free to the Company and its shareholders and (d) the compliance by the parties hereto with any applicable rules, regulations or statutes promulgated from time to time by the SEC, the American Stock Exchange or the State of Florida. The Company and the Principal Shareholders will endeavor to complete the negotiation and execution of the Definitive Agreement no later than April 20, 2003. It is anticipated that the Distribution will be consummated no later than June 30, 2003.

Messrs. Goble and Gagne
March 28, 2003
Page 2

2. The Definitive Agreement will provide that prior to or upon consummation of the Distribution (a) Mr. Goble shall resign as Co-Chairman and Director of the Company plus resign each and every title or position Mr. Goble holds in the Company and any subsidiary of the Company (other than Advantage Trading) at such time and (b) Mr. Gagne shall resign as Co-Chairman and director of Advantage Trading as well as resign each and every title or position Mr. Gagne holds in Advantage Trading at such time. The Definitive Agreement will also provide that upon consummation of the Distribution each of the Company and Advantage Trading shall elect or appoint directors and officers in their sole discretion. In addition, the Definitive Agreement will also provide that upon consummation of the Distribution and the exchange of shares contemplated by Paragraph 5 below, the Company and Mr. Goble will terminate in all respects the Employment Agreement, dated December 27, 2001, between the Company and Mr. Goble.

3. The Definitive Agreement will provide that as a condition to consummation of the Distribution, the Company shall amend that certain Lease Agreement by and between G&G Holdings, Inc. and the Company (the "Lease Agreement"), concerning the rental of office space utilized as the Company's principal executive offices, such that, among other things, (a) the Company's rental obligation shall be proportionately reduced to reflect the portion of the space to be utilized by the Company compared to the total space covered by the Lease Agreement, (b) the Company may terminate the Lease Agreement at any time without penalty or cost by providing the landlord 90 days' prior written notice and (c) Advantage Trading and G&G Holdings, Inc. enter into a separate lease agreement for Advantage Trading's office space.

4. The Definitive Agreement will provide that as a condition to consummation of the Distribution, the Company will register the Advantage Trading Common Stock pursuant to the requirements of the Securities Exchange Act of 1934, as amended, so that upon consummation of the Distribution Advantage Trading shall be a publicly held company.

5. The Definitive Agreement will provide that within 90 days of the consummation of the Distribution, (a) Mr. Goble shall sell, transfer or assign any and all shares of Company Common Stock then owned by him and (b) Mr. Gagne shall sell, transfer or assign any and all shares of Advantage Trading Common Stock then owned by him. To facilitate the foregoing, each Principal Shareholder will agree to exchange promptly after the consummation of the Distribution with the other Principal Shareholder the Company Common Stock for the Advantage Common Stock based upon the same ratio used in the Distribution so that Mr. Goble will receive shares of Advantage Common Stock and Mr. Gagne will receive shares of Company Common Stock (the "Share Exchange"). Furthermore, the Definitive Agreement will provide that, without the prior written consent of the other (a) Mr. Goble will not acquire, directly or indirectly, any additional securities of the Company for as long as the Company remains in existence and (b) Mr. Gagne will not acquire, directly or indirectly, any additional securities of Advantage Trading for as long as Advantage Trading remains in existence.

Messrs. Goble and Gagne
March 28, 2003
Page 3

6. The Definitive Agreement will provide that Advantage Trading shall indemnify, defend and hold harmless the Company, each of the Company's subsidiaries and each of their respective directors, officers, employees agents and affiliates and each of their heirs, executors, successors and assigns from and against any and all of the Company's and its subsidiaries' (other than Advantage Trading's) liabilities and, among other things, any and all costs, losses and damages arising from or relating to the business or operation of Advantage Trading prior to the Distribution or any litigation, arbitration or administrative claims or disputes arising from such business or operations.

7. The Definitive Agreement will provide that the Company shall indemnify, defend and hold harmless Advantage Trading and each of its respective directors, officers, employees agents and affiliates and each of their heirs, executors, successors and assigns from and against any and all of Advantage Trading's liabilities and, among other things, any and all costs, losses and damages arising from or relating to the business or operation of Empire Financial Group, Inc. and Empire Investment Advisors, Inc. prior to the Distribution or any litigation, arbitration or administrative claims or disputes arising from such business or operations.

8. The Definitive Agreement will provide that Mr. Goble shall dismiss as of the consummation of the Distribution any and all pending complaints, lawsuits or arbitration proceedings against the Company or any of its current or former directors, officers, employees or agents, including without limitation, the complaint filed by Mr. Goble on February 7, 2003 with the Director of Dispute Resolution, NASD Dispute Resolution and that certain Verified Complaint dated March 18, 2003, currently pending in Circuit Court in the Eighteenth Judicial Circuit, in and for Seminole County, Florida, Case Number 03-CA722-16-L. Mr. Gagne, Mr. Goble and the Company will, as of the consummation of the Distribution, each enter into mutual releases of any and all claims that any of them may have had against the other and enter into a non-disparagement agreement.

9. The Definitive Agreement will provide that the Company and Advantage Trading shall each bear 50% of all of the costs and expenses incurred in connection with any litigation, arbitration or administrative claims or disputes wherein the Company is named as a party and such litigation, arbitration or administrative claim or dispute does not relate to the business or operations of Empire Financial Group, Inc., Empire Investment Advisors, Inc. or Advantage Trading and relates to the Distribution or any other actions of the Company that occurred prior to the Distribution.

10. The Definitive Agreement will provide that the Company and Advantage Trading shall each bear 50% of the costs and expenses (including, without limitation, attorneys' fees, accountants' fees and registration fees) incurred in connection with the negotiation and preparation of this Letter of Intent and the Definitive Agreement and the consummation of the transactions contemplated hereby and by the Definitive Agreement.

Messrs. Goble and Gagne
March 28, 2003
Page 4

11. The Definitive Agreement will provide that the Company and Advantage Trading shall each bear 50% of the cost to renew that certain Directors and Officers Liability Insurance Policy by and between the Company and Genesis Insurance Company or any replacement insurance policy obtained by the Company on commercially reasonable terms.

12. This Letter of Intent is an indication of the non-binding intention of the parties to proceed with the transactions outlined above. No legally binding agreement or obligation is intended to be created hereby and, neither the Company nor the Shareholders, or any of their respective agents, shall be bound or obligated in any respect with respect to the transactions contemplated hereby or other similar transactions unless and until the parties have entered into a Definitive Agreement.

13. This Letter of Intent constitutes the entire agreement between the Company and the Shareholders and supersedes all prior agreements, understandings and discussions, both written and oral, between the Company and the Shareholders and may be modified only in writing executed by the Company and the Shareholders.

14. This Letter of Intent may be executed in any number of counterparts, any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         If you have any questions regarding this matter, please contact the undersigned. Otherwise, please sign the enclosed copy of this Letter of Intent in the space provided below to evidence your acceptance and approval of the foregoing. If this Letter of Intent is not returned fully executed by 5:00 p.m., Eastern Standard Time, on Friday, March 28, 2003, it shall be of no further force and effect.

                                        Very truly yours,

                                        EMPIRE FINANCIAL HOLDING COMPANY

                                        By: /s/Richard Goble
                                            ----------------
                                            Richard Goble
                                            Co-Chief Executive Officer

                                        By: /s/Kevin Gagne
                                            ----------------
                                            Kevin Gagne
                                            Co-Chief Executive Officer


ACCEPTED AND AGREED THIS 28TH DAY OF MARCH, 2003:

/s/Richard Goble                            /s/Kevin M. Gagne
------------------------------------        ------------------------------------
Richard L. Goble, Individually              Kevin M. Gagne, Individually